Exhibit 99.1

Conference Call Transcript

MOD - Q2 2011 Modine Manufacturing Company Earnings Conference Call

Event Date/Time: Oct 28, 2010 / 03:30PM  GMT

CORPORATE PARTICIPANTS

Robert Kampstra
Modine Manufacturing Company - VP, Investor Relations and Corporate Controller

Tom Burke
Modine Manufacturing Company - President and CEO

Mick Lucareli
Modine Manufacturing Company - VP, Finance, CFO and Treasurer

CONFERENCE CALL PARTICIPANTS

Greg Williams
JPMorgan - Analyst

Keith Schicker
Robert W. Baird - Analyst

Walt Liptak
Barrington Research - Analyst

Greg Macosko
Lord Abbett & Co. - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Second Quarter 2011 Modine Manufacturing Company Earnings Conference Call. My name is [Francis] and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.

I would now turn the presentation over to our host for today's call to Robert Kampstra, Vice President of Investor Relations and Corporate Controller. You may proceed.

Robert Kampstra - Modine Manufacturing Company – VP, Investor Relations and Corporate Controller

Thank you for joining us today for Modine's second quarter fiscal 2011 earnings call. With me today are Modine's President and Chief Executive Officer, Tom Burke, as well as Mick Lucareli, our Vice President, Finance, Chief Financial Officer and Treasurer.

We will be using slides with today's presentation. Those slides are available through both the webcast link as well as a PDF file posted on the Investor Relations section of our Company website, modine.com. Also, should you need to exit the call prior to its conclusion; a replay will be available through our website beginning approximately two hours after the call concludes.

On Page 2 is an outline for today's call. Tom and Mick will provide comments on our second quarter results, as well as on our strategic overview. At the end of the call will be a question-and-answer session.

On Page 3 is our notice regarding forward-looking statements. I want to remind you that this call may contain forward-looking statements as outlined in today's earnings release, as well as in our Company's filings with the Securities and Exchange Commission.

With that, it is my pleasure to turn the call over to Tom Burke. Tom?

Tom Burke - Modine Manufacturing Company - President and CEO

Thanks, Bob, and good morning, everyone. Starting on Page 4, I'm pleased to announce that we continue to move our Company forward with solid performance in our second quarter. This performance gives us increased confidence that we are rapidly moving toward our stated objective of 11% to 12% return on capital employed by March 2013, in line with our three-year plan.

The hard work by all of our employees over the last two years in driving our four-point plan framework is resulting in improved financial performance across the board. Mick will walk you through the financial details in just a minute.

But first let's turn to Page 5, I'd like to provide some details on key events in the quarter and summarize my thoughts and views on the markets. In September, we presented our latest technology roadmaps at the IAA Truck Show in Hannover, Germany. This is the pre-eminent truck show globally and we came away very enthused about the engagement with all of our major truck customers. The interest in our product offerings was extremely high and provided us further confidence so we can attain our growth objective of increasing our market share for the powertrain cooling module business in Europe.

To that point, we recently were awarded an order with a second major commercial truck OEM for Euro 6 emission standards, which underscores our strong reputation and presence in the market enabled by the value provided by our Origami technology. The IAA Truck Show also provided an opportunity to meet with several of our Asia truck customers. Our team in Asia continues to make great progress in gaining market share in India and just recently we received a significant order for a powertrain cooling module with a major truck producer in China.

I want to stress that we are continuing to make the right moves in our cost base and product portfolio to assure we attain and sustain a strong and profitable presence in the global commercial vehicle markets. Our strategic decisions to deepen our focus on commercial truck and also the off-highway markets through the economic crisis have proven to be very successful.

New business wins and prospects with our off-highway customers continue to provide us with significant growth in China and India. We forecast that our sales revenue in Asia will grow by approximately 90% this fiscal year with many launches coming in line -- on line in both China and India, primarily in the off-highway markets.

Turning to the broader markets, we continue to see increasing sales of commercial trucks in North America and Europe. In North America we're assuming a total Class 8 market of 149,000 units for calendar year 2010 with medium duty trucks coming at 111,000 units for the same period. Our current estimates for calendar 2011 are consistent with ACT Research at approximately 230,000 units for Class 8 and 130,000 units for medium duty vehicles.

In Europe, the growth in demand has been slower to respond from the economic recession, but we expect it to increase more significantly over the next year. Our current assumptions are that Western Europe truck and bus sales would reach 320,000 units for 2010 and will increase to 380,000 units for 2011 calendar year.

We project that truck sales in the Asian markets and in South America will continue at their current strong levels through 2011. Nearly every OE off-highway customer in Asia and South America is running at full capacity and high demand also exists in North America. We expect industrial machinery orders to remain strong globally for equipment associated with mining, energy, and agriculture.

We expect construction machinery demand in North America and Europe to remain at lower levels through 2011, as building and housing starts remain depressed. In the Automotive segment, the vast majority of our sales, as you know, are with premium driven OEMs who continue to see strong sales driven mostly by demand from China. We anticipate the demand for German luxury brands to remain strong through 2011, which provide solid sales for our European business segment.

However, and as we've stated several times, we have made a strategic decision to limit our involvement in the powertrain cooling module business. I want to stress that again, just the powertrain cooling module business in the highly competitive automotive segment. BMW module sales will remain strong until calendar 2012 and 2013 at which point they will begin to transition down over a three to four year period.

In conjunction with this transition we will focus our efforts away from modules and concentrate specifically on components of advantaged products such as oil coolers, charge air coolers, and condensers to serve the Automotive segment.

Switching to the Commercial Products Group segment, we project that our served markets in North America and Europe will remain at stable levels through the 2010 calendar year. We are entering a strong heating sales period in North America and we anticipate solid orders from our Effinity93 high-energy efficient unit heater this winter.

In both our North America and European commercial HVAC business we are continuing to bring new products to the market. Last month at the Chillventa Commercial HVAC show in Germany our Airdale team presented two major technical offerings in our data room cooling product line that will provide further energy savings enhancements to our already market leading line of efficiency, high-efficiency products.

In North America the team is preparing for the ASHRAE Show in January where they will introduce some exciting new products for the commercial HVAC market that will broaden our range in this market. The Commercial Products Group is a strategic area that we are emphasizing for strong growth and returns.

Before I turn it over to Mick, I want to make a couple of comments about the state of our manufacturing operations. During the quarter we took further action related to our European footprint. We entered into a contract assembly agreement with a company that will take over responsibility for the employees and the assembly of automotive modules out of our Wackersdorf, Germany facility. I'm very pleased with this creative method of improving our European footprint and a potential severance liability while giving our workforce continued employment opportunities.

Looking broadly at our overall operating effectiveness, we are pleased with most of our segments this past quarter. However, we are experiencing some challenges that impact their ability to fully capitalize on the stronger volumes. First, we have experienced some supply chain constraints with the growing sales volumes requiring expedited freight and other cost to ensure that we continue to meet the increasing customer demand.

Second, we are incurring more overtime at several facilities with continued and often unpredictable increases in the customer demand.

And finally, we have experienced some inefficiencies as we transition our European condenser business into a new larger facility. This facility will be the first to launch our new Origami technology next year and we are very enthusiastic about this launch and our growth opportunities it presents.

So with that, I'll turn it over to Mick to walk us through the details of the financials of our second quarter. Thank you. Mick?

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Thanks, Tom. And good morning to everybody on the call. Let's turn to Slide 7, I'll walk through the income statement. Lots of moving pieces in the quarter but nonetheless it was a good quarter. Sales increased by $63.6 million or 23% in the quarter. As Tom said, the increase was driven by strong growth within the commercial vehicle and off-highway markets in North and South America, as well as European automotive and commercial vehicle markets. Modine Asia also experienced significant growth in the quarter due to numerous program launches. I'll cover our segment results in more detail in just a few slides.

Gross profit increased by 36%, resulting in a 170 basis point increase in our gross margin to 16.7%. The strong gross margin improvement was primarily the result of higher volume, combine with our lower overhead costs.

As anticipated, SG&A increased by $8 million, yet remain flat as a percent of revenue. The increase is due to a number of items. Increased employee compensation expense as we reinitiated salary increases this year after holding those salaries flat during the recession, higher net engineering and development expenses as we are absorbing more cost this year in preparation for numerous program launches, and higher pension expenses as a result of the current interest rate environment, the lower interest rates has caused our pension liability to increase. We are continuing to manage SG&A very aggressively and expect to see it decreasing as a percentage of sales as our sales recover from the recession.

Income from operations increased by 138% to $11.2 million from $4.7 million in the prior year. During the quarter, we also successfully completed our debt refinancing, which provides us with lower interest rates, greater flexibility and ample liquidity. As a result and as we expected, the interest expense includes $20 million of refinancing costs made up of a $16.6 million prepayment penalty and $3.4 million of deferred financing costs.

Other income is primarily comprised of currency translation effects in our intercompany loans. During the quarter, other income increased by $4.7 million due to the positive translation effects on these intercompany loans.

We continue to have a high effective tax rate due to the complex nature of our current tax situation. Despite the total Company's pre-tax earnings loss, the Company is a tax payer in certain foreign jurisdictions such as Brazil, Hungary and the UK.

Sequentially, our EBITDA is down from Q1, however gross margin is flat with the prior quarter and the decline was due to our expected increase in SG&A. I am very pleased with the results this quarter excluding the $20 million of refinancing costs we would have reported $8.2 million of income from operations or a positive $0.18 per share, earnings per share.

Turning to Slide 8, in the press release, we've noted that we made two out of period adjustments and I just want to take a moment to address them. First, there was a $3.3 million non-cash post-retirement curtailment gain related to the closure of our Harrodsburg, Kentucky facility. $1.2 million of that should have been recorded in our fourth quarter of fiscal 2010 and $1.7 million should have been recorded in our first quarter of 2011.

Second, we identified a $1 million gain that should have been recorded last quarter from a commercial settlement with one of our suppliers in July. As a result, we made the following positive adjustments to our results. We revised our first-quarter results by $2.7 million to reflect the $1.7 million and $1 million adjustments that should have been made in our first quarter. And in the current quarter, we recorded an out of period adjustment of $1.2 million to correct the post-retirement gain that should have been recorded in our fourth quarter last year.

Year-to-date results in our press release have been revised for these adjustments. Obviously, we are not happy when we estimate prior period adjustments, but new controls will we put in place to address these issues.

The chart on Slide 8 shows pro forma results on a year-over-year basis. For bank covenant and analytical purposes, we like to review the adjusted results. It allows us to adjust the reported results for non-recurring costs so we can look at trends on a pro forma basis.

For comparison purposes, there are two significant adjustments to pre-tax earnings and EBITDA. The first is the $20 million of refinancing costs, which I walked through on the previous slide. The second is the $4.8 million increase in other income from the translation impact on intercompany loans, which I also described on the prior slide. Also during the quarter, we incurred $1.4 million of restructuring and repositioning costs. These costs primarily relate to the previously announced plant closures. This is also offset by a $1.6 million gain related to the post-retirement curtailment and the closure of our Harrodsburg, Kentucky plant, which I just walked you through.

Net-net and on an apples-to-apples basis, Modine's pre-tax earnings increased by $8.3 million to $9.4 million from just over $1 million a year ago and adjusted EBITDA increased to $26.6 million or 17%.

If you prefer to look at the business from an operating income level, we can use the same adjustments up above. Primarily the adjustments would be the restructuring, repositioning the impairments and the post retirement. Operating income would have been $12.1 million in the quarter, which is up 73% from $5.1 million. There is very good gross margin conversion on that, which is partially offset by the higher SG&A as we expected.

Turning to Slide 9, we have a summary of our segment results. We experienced strong growth across all four of our vehicular segments. As Tom discuss, we saw improving volume in the North American and South American truck and certain off-highway markets. With this incremental volume, we saw a nice margin improvement in both of those segments.

Modine Europe benefited from the continued strong sales of luxury auto exports from Germany and to a lesser extent an improving truck market. While gross profit increased in line with sales, the margin was flat in Europe as the increase in volume was offset by higher operating costs.

The biggest contributor in this regard was our transition to the new condenser facility in Austria. We're moving out of an old lease facility and into our new larger facility, which will support our condenser line, including the new Origami design. This comes with some inefficiencies and is receiving the appropriate management attention.

Modine Asia is experiencing rapid growth coming off of a very low base and driven primarily by numerous program launches. As volumes increase, Asia is rapidly approaching break even, which we estimate to be within the next year when annual sales reach approximately $80 million to $100 million. And despite relatively flat markets, our Commercial HVAC division showed modest growth and further improvement in gross margin. As most of you know this segment sells products to a number of diverse end markets and applications, we have experienced strong growth in our coil condenser business, which sells to various OEMs in the HVAC and refrigeration industries. We're also seeing good pre-season stocking orders for our heating products. Chillers and precision cooling for data centers experienced more modest growth, would have been negatively impacted by the weaker British pound. And last, sales of HVAC products that are used at retrofit schools have been soft due to the state budgetary restraints.

Overall, Modine's growth in this segment has been driven primarily by of our new product introductions and incremental market share. The Commercial Products segment continues to be one of our highest returning business units and remains a focused area for future growth.

Turning to Slide 10, we continue to be pleased with the rapid improvement in our gross profit margin. The chart shows the benefits of increased volume on our reduce fixed overhead structure. As a reminder, we've closed or exited 12 plants since 2007. As a result our gross margin is exceeding pre-recession levels even though our total sales are well below those same levels. While the gross margin line has a nice flow, we do not expect it to increase every quarter to show a perfect sequential trend. There are several seasonal patterns in our business such as the summer shutdowns in Europe or the holiday shutdowns in North and South America and seasonality in our commercial HVAC segment.

We also kind of have variability in our quarterly manufacturing cost due to program launch activity plus their ongoing manufacturing footprint changes that can cause temporary inefficiencies. And last, rapid changes in our commodity prices have a lag effect on our gross profit.

Bottom line, we are focused on the long-term trend and are pleased with that direction. As previously stated our near-term objective is to get our gross margin back in the 18% to 20% range as volumes return to pre-recessionary levels. we believe this can be achieved with the existing customers and programs in our future-manufacturing footprint. The incremental volume will come from a combination of new program launches and market recovery.

Turning to Slide 11 we have a few summary statistics on the balance sheet and cash flow. I'm very pleased to report this quarter the progress in managing our balance sheet and cash flow. First we completed a very successful debt refinancing in the quarter. This entailed a new $145 million revolving credit facility, which was extended to four years from three previously. We also refinanced our long-term debt by completing a 10-year, $125 million private placement with Prudential, which reduced our interest rate by approximately 3.5%.

For the next several years Modine has plenty of liquidity and no pending maturities. In addition, we have a traditional covenant package that provides significant flexibility to strategically manage our business. I'm also happy to say our operations generated free cash flow of $14.6 million during the quarter excluding the make-whole payment. This is further evidence of the benefits of Modine's new cost structure and discipline of our operating units.

I expect that the Company will continue to generate positive free cash flow in the second half of the year and we remain focused on creating free cash flow to preserve our balance sheet and support our growth strategies.

Now turning to Slide 12 for the full-year outlook. Overall we are tightening the range of our adjusted EBITDA guidance. We feel that the current environment supports the upper end of our previous $105 million to $115 million range. Therefore we're adjusting the range to be $110 million to $115 million of adjusted EBITDA.

Our confidence in the upper end of the range is driven by the stronger volumes and expectations in our end markets. As a result we are increasing our sales growth expectations to 18% to 22%. Year-to-date we have been converting slightly below 25% on an incremental volume and we estimate the full year conversion will be between 20% and 25%. This has been partly driven by higher manufacturing costs in certain areas. For example, the strong volume recovery in North America has caused some supply chain problems leading to higher freight costs. We're also paying more overtime than we had budgeted.

In Europe we have some additional costs due to the transition into our new condenser facility and the expected launch of our Origami products. And last, copper, aluminum, and steel increased about 20% in the quarter in Q2 and there will be a slight lag before those changes can be reflected in our current pricing arrangements.

We continue to see SG&A increasing $15 million to $20 million, but decline as a percentage of revenue. As a reminder roughly $9 million is due to the increase in our net engineering and development costs. Approximately $4 million as a result of the actuarial assumptions and resulting higher pension costs.

Interest expense will be approximately $35 million and as a reminder $20 million of that related to the refinancing in this quarter. And we are increasing our cash tax guidance slightly as a result of the increased mix of foreign earnings.

In summary, we continue to see a strong full-year result with adjusted EBITDA in the $110 million to $115 million range, which is an increase of 28% to 34% over the $86 million reported last fiscal year and growing at a faster rate than our overall sales.

With that, Tom, I'll turn the call back to you.

Tom Burke - Modine Manufacturing Company - President and CEO

Thanks, Mick. And I'd like to conclude with a few comments on our strategic outlook.

Turning to Slide 14, I would like to reemphasize the core elements of our strategy that are designed to ensure the long-term growth in sales and most importantly higher returns for the Company and to our shareholders. First, fundamental focus on our four-point plan strategy remains intact. We've greatly solidified the strength of our product portfolio and we will continue to be aggressive in optimizing our manufacturing footprint for scale and lower cost. To this goal, we have now exited as Mick mentioned 12 facilities in the last four years. We also remain very aggressive with managing our SG&A cost as a percentage of sales. We are now running at a rate of about 13% of sales versus our three-year target of 11% to 12%, which we are focused on to deliver. And we have prudently managed our capital appetite in the current economic environment with projected annual spend rate below $65 million and are focused to keep the run rate consistent. As I had mentioned earlier, all these factors together give us full confidence that we will attain our three-year objective of 11% to 12% return on capital employed by March of 2013.

Second, we remain very aggressive in our focus on new technology to serve the ever increasing demands for higher energy efficiency in all of our markets. For example, this week, the EPA proposed new greenhouse gas emissions and fuel efficiency standards for heavy and medium duty commercial vehicles. When enacted these proposed standards create further enablers for our fuel management technologies. We believe our focus on protecting critical research projects and technical capabilities through the economic crisis will serve us and our shareholders well into the future.

We expect these projects will expand our market opportunities and provide significant growth in the three to seven year timeframe. This includes project that we'll build on our new Origami technology, capitalized on adjacent market opportunities in the commercial products business, provide new capabilities to recover and reuse wasted energy and offer solutions for alternative energy sources. All of these projects show great potential for profitable growth.

Third, we're putting more attention into building strategic relationships with our targeted customers in our growth markets. Our objective is to build relationships, where we can collaborate with key customers on delivering value through innovation and operational excellence. This is clearly becoming a reality with a handful of critically important customers and exciting new opportunities that are developing as a result.

Fourth and finally, we're relentless in our pursuit of improving the effectiveness of all our operations and functions throughout the Company through the principles of the Modine Operating System. We have many challenges in front of us as we aggressively launch new products and make the step by step changes that are necessary in improving the cost base for our manufacturing footprint. These changes are not without risk and in some limited cases we are experiencing inefficiencies as we transition to our new footprint. But we remain focused and confident that we will meet and exceed our targets. Continuous improvement will be the inevitable result of us engaging as a team and building the necessary discipline and capability deeper into our organization with the Modine operating system framework.

In conclusion and as we look back on the economic crisis, our goal was to emerge as a stronger company. I'm proud to say that we are a stronger company, both in our current condition and in our longer range potential. We are excited about the potential of our Company that all of our 6,000 employees have worked so hard to established.

And with that, we'll be happy to take your questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). Our first question is from the line of Ann Duignan with JPMorgan, you may proceed.

Greg Williams - JPMorgan - Analyst

Good morning, actually, almost afternoon here guys. It's Greg Williams sitting in for Ann Duignan.

Tom Burke - Modine Manufacturing Company - President and CEO

Hi, Greg.

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Hi, Greg.

Greg Williams - JPMorgan - Analyst

Hi. Can you talk a little bit about the margins, you mentioned that the Europe margins down a bit from the condenser plant consolidation in Austria. How far along are you with the consolidation efforts, so I guess, (inaudible)?

Tom Burke - Modine Manufacturing Company - President and CEO

Well, physically, yes, we're approaching the later innings, we've got the majority of the equipment, there is four furnaces involved, a significant amount of capital equipment has gone into to make this transition. This has all come about at a very high peak period and European demand from the premium automotive sales we've talked about, so we've been hitting a high market, launching new technology and moving equipment all at the same time. So we feel that we're now at the back end of the physical moves and now we're bringing that together, driving out the inefficiencies it develops. So it's -- it was a major move, but we feel well in control, we got all the management, the oversight and engagement that we should as Mick mentioned.

Greg Williams - JPMorgan - Analyst

Okay. And then moving on to Asia I think you mentioned break-even next year. I didn't catch it all, was it $80 million to $100 million, that's an annualized run-rate to break-even or is that what you guys are looking for next year?

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

That's our annualized run-rate for break-even, $80 million to $100 million and next year is where we think we'll cross that threshold, Greg.

Greg Williams - JPMorgan - Analyst

Okay. Thanks (inaudible). And Tom you mentioned, the success you had at the IAA Truck Show. I know Ann was there in Germany and did you get incremental success in business development from the show directly?

Tom Burke - Modine Manufacturing Company - President and CEO

Well, we did -- there weren't orders handed out at the show when we had the confirmation of the order that I mentioned ahead of this show. So we actually had some great discussions with the second OE. But we had, you know, every truck producer in the world was there, kind of presenting our technical roadmaps, we laid it out, demonstrated the direct benefits of fuel efficiency and emission reductions, had that very clear -- laid out on a roadmap and that was taken away. And these relationships that I talked about, this is where you can really bring the right people together at the right time, and you have the combination of leadership, technical leadership and with our business leaders and so on, and really look at those outlying opportunities like what's going to happen in North America. So with the EPA announcement of this week.

So though, no orders given at this show, it clearly solidified what I think is the pursuit opportunities and kind of making those little clear in our steps forward and how we're going to go after those.

Greg Williams - JPMorgan - Analyst

Okay. And just moving on to Brazil, we noted that you're a key partner with MAN, can you talk about incremental opportunities there?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes, well, the MAN, Volkswagen relationship of Brazil is very -- is a very strong relationship for us. Actually they are our largest customer in that region. It continues to run strong with new opportunities that have followed on with their relationships. So it's a very strong, good relationship that we plan to support fully with every bit of opportunity we can bring in.

Greg Williams - JPMorgan - Analyst

Okay. Thanks guys.

Tom Burke - Modine Manufacturing Company - President and CEO

Thanks, Greg.

Operator

Your next question is from the line of David Leiker with Robert W. Baird. You may proceed.

Keith Schicker - Robert W. Baird - Analyst

Hi, good morning. It's Keith Schicker on the line for David.

Tom Burke - Modine Manufacturing Company - President and CEO

Hi, Keith.

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Hi, Keith.

Keith Schicker - Robert W. Baird - Analyst

I was hoping you could kind of quantify the or give a ballpark range of what the additional costs associated with the facility changeover in Europe were, sort of a pro forma margin at that revenue level or where you think you would have ended up?

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Keith, this is Mick. We haven't quantified those, we're not prepared to quantify those at this time. Normally, we would see a higher conversion on the incremental sales out of Europe. So and I guess the cleanest way to answer that for you is, when we come -- when we get that plant ready for launch of Origami and we complete the transition, we would expect a more normal conversion rate out of Europe on those incremental volumes.

Tom Burke - Modine Manufacturing Company - President and CEO

I think the key point Keith is, every piece of equipment had to be taken down, moved, set up, capability re-established, okay, run-off and brought forward. So as you do that process for, you know, this is one of our largest facilities with 500 people in the plant approaching 100 million that there is a lot of work to be done. So we're getting that work done. And then you have the volume that you're dealing with at the same time, that's created over time challenges and the like. So we feel that these are clearly temporary in nature and not unlike the launch challenges you face when you go through something like this, but we work -- we are focusing at this and control to make sure that the Origami launch is going to start say in the second quarter of next calendar year, ready to go and come on strong. So, just to give a little more color.

Keith Schicker - Robert W. Baird - Analyst

Sure. And then with some of the issues regarding the supply chain in North America, can you be a little more specific about what type of components you have an issue with?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes, there has been both some raw material issues. We had a aluminum raw material supplier out of Europe that had a fire earlier in the year that had some knock-on effects through the course as they've been moving around their capacity, that kind of met with the higher demand that hit at the same time here so we had there some challenges on raw material, we've also had some stainless steel raw material challenges as we ramped up both for the volume and the launch of our 2010 product that this happened in the same with castings. Castings, they got both into the EGR as well as some of our charger cooler business. So it's a combination of let's say some issues at our supply base, specifically it's like the fire issue that I mentioned before towards new launching to its volume of market return and also launching at the same time to just put a constraint. So a lot of air shipments, a lot of overtime we've been very successful in making sure that we do not constrain our customers for any reason and that part has been successful. We've incurred some costs along the way, along those lines. That we're still fighting through some of them, although the trend is going in the right direction.

Keith Schicker - Robert W. Baird - Analyst

If you look at the China order that you talked about or award, what particular type of product is that or can you provide a little more detail?

Tom Burke - Modine Manufacturing Company - President and CEO

Could you repeat that question? You broke up --

Keith Schicker - Robert W. Baird - Analyst

Sure. What type of product is the China order for that you disclosed, that you are talking about?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes. It's a commercial truck powertrain cooling module opportunity for a Chinese produced vehicle from a global player, major player. So, we're very, very happy about that.

Keith Schicker - Robert W. Baird - Analyst

And that's going to be a vehicle that's for the domestic Chinese market?

Tom Burke - Modine Manufacturing Company - President and CEO

For the domestic Chinese market, yes.

Keith Schicker - Robert W. Baird - Analyst

Okay. And then just lastly here, had a chance to look through the greenhouse gas and fuel economy rules on the truck side a little bit. It seems like even beyond waste heat recovery, there is a lot of opportunities for Modine in low temperature EGR and then other thermal management equipments around the engine, can you kind of talk about what some of the other opportunities are there that you've identified?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes. And you did a nice job laying out some of your thoughts in your release that you put out, but clearly you hit the right ones. I think waste heat recovery is going to be a huge opportunity taken the energy that goes out the stack and reusing the energy bring it back in proportion into the vehicle. Clearly, emission standards with opportunities for the more EGR capacity. But then we have other products that can go into this thing even from an aerodynamic standpoint to help these truck manufacturers get the truck areodynamic, we have opportunities to bring in the heat transfer designs that can help streamline the truck. We also have opportunities on weight reduction. So there is several different opportunities. And again what I feel really good about, these are the things that we've targeted coming into the crisis that we wanted to make sure we're ready for coming out of that because we anticipated this type of opportunity and to see that it's going to be moving in that direction is very rewarding that we're going to be able to capitalize on those things.

Keith Schicker - Robert W. Baird - Analyst

And do you think that the release of the proposed rule has accelerated your discussions with customers? It sounds like you've been dealing with them in preparation of this event for some time?

Tom Burke - Modine Manufacturing Company - President and CEO

Again I'm not going to speak for them, but I know all the OEs have been very involved and engaged with the EPA and (inaudible) on these changes, clearly that's driven some of the projects we are working with our customers on. So I think the anticipation of this coming was -- we're seeing that I think the pull of these technologies is going in the right direction, very similar to what we saw with Euro 6 and the European standards with things like Origami, the same things started to happen on this side with other opportunities driven by this legislation.

Keith Schicker - Robert W. Baird - Analyst

Okay. That's all I had, thanks. Thank you.

Operator

The next question is from the line of Walt Liptak with Barrington Research, you may proceed.

Walt Liptak - Barrington Research - Analyst

Hi, thanks. Good morning guys and --

Tom Burke - Modine Manufacturing Company - President and CEO

Hi, Walt.

Walt Liptak - Barrington Research - Analyst

Good job on leveraging the recovery. I want to just follow on to the last question, so that for the fuel efficiency mileage standards or changes, you're talking about aerodynamics and weight reduction as two primary, I guess --?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes. I think the primary would clearly be the waste heat reduction -- waste heat recovery and things on the combustion improvement side that we're directly focused on, but I wanted to add that things like aerodynamic and weight reduction are other factors that we think will help out as well.

Walt Liptak - Barrington Research - Analyst

Okay. And is it the model year 2013 that you think that the programs that you'll be on?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes. I mean, we're going to have to wait and see how the OEs kind of attack these platforms if you look the standards need to be in place by 2014 as well is the same with these -- with the I think what they are saying the actual targets being in place and deliver it by 2017. So, what you are going to see is a lot of activity between now and that 2014 timeframe. Exactly how that's timed in the platform opportunities will depend on each OEs, how they best that want to go about their solution. So I think there will be a lot of engineering engagement in the next and development engagement in the next, let's say, three to four years.

Walt Liptak - Barrington Research - Analyst

Okay. Okay, Mick, I wanted to go back to page eight and just make sure I'm understanding the unusual items.

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Okay.

Walt Liptak - Barrington Research - Analyst

So, what was the EPS impact from these unusual items and those are in the $0.18 right?

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Yes, we estimate it would be $0.18 per share after adjusting for these items on chart eight.

Walt Liptak - Barrington Research - Analyst

Okay. So the chart eight, in the -- the chart eight has been adjusted out of the number to get to the $0.18.

Tom Burke - Modine Manufacturing Company - President and CEO

Correct. So we took our net -- our net reported and added back the items in the chart to get to a $0.18 number.

Walt Liptak - Barrington Research - Analyst

Okay. Got it. Okay, good. Thanks very much.

Tom Burke - Modine Manufacturing Company - President and CEO

Thanks, Walt.

Operator

 (Operator Instructions). Your next question is from the line of Greg Macosko from Lord Abbett & Co. You may proceed.

Greg Macosko - Lord Abbett & Co. - Analyst

Yes, thank you. Very nice.

Tom Burke - Modine Manufacturing Company - President and CEO

Hi Greg. How are you doing?

Greg Macosko - Lord Abbett & Co. - Analyst

Hi. Fine. Just I assume, are you in place now in terms of the plants that are closed?

Tom Burke - Modine Manufacturing Company - President and CEO

In places for as a final footprint?

Greg Macosko - Lord Abbett & Co. - Analyst

Yes, I mean could there be some adjustments later or I mean other than --?

Tom Burke - Modine Manufacturing Company - President and CEO

I think what you're going to see Greg is that North America is probably what I would put this 80% level where it needs to go. Europe has just started with the announcement it just made today with the -- would happen this quarter and a previous plant closure in Germany. Still more work to do, but what we're looking at is clearly the challenge in Europe is little more difficult with the, in moving a footprint because of the issues that existed in that region. So we're going to move at a what I would say a consistent way forward, we don't anticipate any wild swings, we're going to try to manage this thing what I would call on a glide path approach that we can manage appropriately.

So we got more work to do in Europe, bottom line, okay with some fine-tuning to do in North America. And we're going to try to do that on a glide path as possible.

Greg Macosko - Lord Abbett & Co. - Analyst

Talk about Germany there too, that it sounded somewhat unique what you'd worked out there, could you give us a little more color on that with the sort of outsourcing or something?

Tom Burke - Modine Manufacturing Company - President and CEO

Yes, well, what happened is we found a company that has a core competency in providing logistical support to vehicle manufacturers like BMW, okay. What we do with our powertrain cooling module business they do with several things, okay.

So they were interested in buying and taking over that operation, with that taking over the responsibility for the employees with an opportunity to take that manufacturing footprint, which is ideally located from a BMW supply logistics standpoint, we'd be able to grow on that converted through other opportunities they may have different other modules and that type of thing. So it was kind of a unique way for us to transfer the assets over to them on an arranged methodology and get rid of some of the risks that comes with that from our standpoint. Mick, you want to add anything to that?

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Yes, just -- Greg, as just Tom said, really the major hurdles in Europe and every case will be major costs involved with the people and then the facilities and that one is a very specific modular facility. So we're happy with the outcome in that. We have a path to a buyer or a path for those assets plus we're avoiding a potential future large liability related to the people there. And it works for this company too, it's part of their growth. As Tom said, they're looking at this as a way to help grow their front-end module business. And then just one more thing in North America when Tom was talking about that, we have one more plant that we announced previously that had yet to close and that's in Camdenton, Missouri, it should be sometime next year.

Greg Macosko - Lord Abbett & Co. - Analyst

Okay. Good. And then with regard to the -- you talked about Asian, South American OEMs and the tradeshow et cetera. How many OEMs are out there that -- I mean there are still a lot of OEMs that you really haven't penetrated to this point and what's your kind of feeling about the outlook on that (inaudible) with new customers?

Tom Burke - Modine Manufacturing Company - President and CEO

Well, clearly the major global OEs we know well and we're working with those relationships, everything we can and as they grow into the new regions that they are looking at which are well announced and out there. You can look at for instance the Mercedes Daimler truck going into India and that type of thing, which we've announced earlier. But we also are looking at domestic -- supplying domestic commercial vehicle manufacturers. And inside of China, for instance, inside of India, there are unique truck producers, India, we feel very connected with on how we're supporting that market. China, we're learning that market, most of our launching of business has been with the off-highway manufacturers, but as we feel is as the emission standards grow to meet the commercial -- the emission standards that China has set for itself, the opportunity for us to look into those domestic truck manufacturers is going to provide an opportunity for us, which we're seeing coming our way.

The same would happen with Russia as well, which is projected to grow at significant rate for the commercial vehicle market. So, we put a lot of time and thought into that to make sure we can support that development and relationship building and of course winning that new business as those markets grow.

Greg Macosko - Lord Abbett & Co. - Analyst

So, basically it's local OEMs in India, China and Russia, which you have some penetration in the off-highway in China and some already in India, but there are more in those three locations.

Tom Burke - Modine Manufacturing Company - President and CEO

Yes. That's a good summary, Greg.

Greg Macosko - Lord Abbett & Co. - Analyst

Okay. Good. And then what about with regard to -- you mentioned liquidity, you're -- clearly your balance sheet is in much better shape, is it a point at which you might be looking at any acquisition opportunities and given your statement about the focus of kind of the future or opportunities with regard to the commercial side of your business, is that an area that you would be more interested with regard to maybe acquisitions or something?

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

Hey, Greg, this is Mick. I think I'll let Tom address the strategic focus. For sure, our priority was to get our free cash flow heading in the right direction. As you commented, we've got our balance sheet well under control, it's in a very strong position. My priority is to make sure we protect that. Now that we saw a good quarter of free cash flow, we can start looking forward to how we're going to reinvest that in the business. I think there are a lot of opportunities coming out of this recession, both are vehicular spaces to help us fill out some strategic areas. And then as I mentioned the commercial HVAC segment for Modine is our highest returning business and gives us a lot of opportunities to pursue inorganic growth options there. Tom, anything you want to add?

Tom Burke - Modine Manufacturing Company - President and CEO

I think you hit the right point. We've got some real strong growth opportunities, Commercial Products Group clearly being one of those that we -- what I'd call the core business we have and the adjacencies that would come with that, we're looking at that and that is coming in and now that we have the opportunity to consider that because of our balance sheet strength we are considering those things, but we're going to be very prudent and confident in the steps we do take. And I would say as you look at these emerging market opportunities that we talked about earlier that would serve the base commercial vehicle and off-highway business where you get into the developing markets and that we also would keep a very strong focus on that areas of opportunity as well.

Greg Macosko - Lord Abbett & Co. - Analyst

I know you will be prudent and I appreciate that, but I'm -- so the point is that the growth or the good returns in the commercial business, the focus at this point is, I sense you're saying is really more kind of organically. So, investment in capacity or whatever or locations on that side and acquisitions may not be as rightly in the near term or as we look out?

Tom Burke - Modine Manufacturing Company - President and CEO

I think the best way to put it is we have a strong strategy that we've developed how to move the Company, where we want to move the Company forward, where there is an inorganic that comes -- opportunity that comes up in that strategy we will be looking at that. Okay, we are not (inaudible) much more on a strategic focus approach and where opportunities come in play that can augment that strategy with an acquisition, I would say that's what we'll be looking, but that's just the general statement on how to look at this from an inorganic standpoint. Mick, you want to add to that?

Mick Lucareli - Modine Manufacturing Company - VP, Finance, CFO and Treasurer

No.

Greg Macosko - Lord Abbett & Co. - Analyst

Very good. Thank you.

Operator

And at this time, sir, there are no other questions in the queue. I'd like to turn the call over to Robert Kampstra for closing remarks.

Robert Kampstra - Modine Manufacturing Company - VP, Corporate Controller and CAO

Yes. Thank you everyone for joining us on today's call.

Operator

Thank you all for your participation in today's conference call. This concludes the presentation and you may now disconnect. Have a great day.

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